                                                                      EXHIBIT 11

                            PAYLESS SHOESOURCE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE



                                    13 Weeks Ended         39 Weeks Ended
                                  --------------------   --------------------
                                  Oct. 28,    Oct. 30,    Oct. 28,  Oct. 30,
(Thousands, except per share)       2000        1999        2000      1999
                                  ---------  ----------   ---------  --------
Basic Computation:
-----------------

Net earnings                      $ 32,371   $ 34,618    $106,636   $121,232

Weighted average common
 shares outstanding                 22,126     30,926      24,293     31,591
                                  --------   --------    --------   --------

Basic earnings per share          $   1.46   $   1.12    $   4.39   $   3.84
                                  ========   ========    ========   ========



Diluted Computation:
-------------------

Net earnings                      $ 32,371   $ 34,618    $106,636   $121,232

Weighted average common
 shares outstanding                 22,126     30,926      24,293     31,591

Net effect of dilutive stock
  options based on the treasury
  stock method                         382        161         260        185
                                  --------   --------    --------   --------

Outstanding shares for diluted
  earnings per share                22,508     31,087      24,553     31,776
                                  ========   ========    ========   ========

Diluted earnings per share        $   1.44   $   1.11    $   4.34   $   3.82
                                  ========   ========    ========   ========



Note: Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the effect of conversions of options.